EXHIBIT 5


                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                                 Sixteenth Floor
                           191 Peachtree Street, N.E.
                             Atlanta, Georgia 30303


                                  July 30, 1999


FLAG Financial Corporation
101 North Greenwood Street
LaGrange, Georgia 30204

Ladies and Gentlemen:

     This opinion is given in connection with the filing of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission, by FLAG Financial Corporation, a corporation organized and existing under the laws of the State of Georgia ("FLAG"), with respect to the registration under the Securities Act of 1933, as amended, of 575,000 shares of the $1.00 par value common stock of FLAG (the "FLAG common stock") to be issued in connection with the proposed merger of First Hogansville Bankshares, Inc. ("Hogansville") with FLAG (the "Merger").

     The Merger is intended to be effected pursuant to an Agreement and Plan of Merger (the "Agreement") dated as of June 1, 1999 between FLAG and Hogansville. Pursuant to the Agreement, each outstanding share of $10.00 par value common stock of Hogansville (other than shares held by FLAG, Hogansville or their subsidiaries or by stockholders who perfect dissenters' rights) will be converted into and exchanged for the right to receive 6.08466 shares of FLAG common stock.

     In rendering this opinion, we have examined such corporate records and documents as we have deemed relevant and necessary as the basis for the opinion set forth herein.

     Based upon the foregoing, it is our opinion that the shares of FLAG common stock, when issued to holders of Hogansville common stock on the terms and upon fulfillment of the conditions set forth in the Agreement, will be validly issued, fully paid and nonassessable under the Georgia Business Corporation Code.

     We consent to the use of this opinion and to the reference made to the firm in the proxy statement/prospectus of FLAG and Hogansville constituting part of the Registration Statement.




                                     /s/ POWELL, GOLDSTEIN, FRAZER & MURPHY LLP